EXHIBIT 12













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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   TELMARK LLC
                          FOR THE YEARS ENDED JUNE 30,
                             (THOUSANDS OF DOLLARS)



                                                 -------------------------------------------------------------------------
                                                    2001            2000            1999            1998            1997
                                                 ----------      ---------      ----------      ----------      ----------
Income before income taxes                       $ 24,585        $ 21,242       $ 20,059        $ 18,158        $ 15,412
Fixed charges -   Interest                         33,856          36,941         31,536          27,626          26,871
                  Rentals                             432             336            490             439             421
                                                 ----------      ---------      ----------      ----------      ----------
Total fixed charges                                34,288          37,277         32,026          28,065          27,292
                                                 ----------      ---------      ----------      ----------      ----------
Adjusted earnings                                $ 58,873        $ 58,519       $ 52,085        $ 46,223        $ 42,704
                                                 ==========      =========      ==========      ==========      ==========

Ratio of earnings to fixed charges*                   1.7             1.6            1.6             1.6             1.6


* REPRESENTS ADJUSTED EARNINGS DIVIDED BY FIXED CHARGES.



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